Exhibit 2.5
[To be stamped on Stamp Paper of Rs. 300 if stamped in Mumbai]
LIQUIDITY FACILITY SERVICES AGREEMENT
LIQUIDITY FACILITY SERVICES AGREEMENT (this “Agreement”) made on this the 2 day of April, 2011 by and amongst:
DR. REDDY’S LABORATORIES LIMITED, a company registered under the Companies Act, 1956, with its registered office at 7-1-27, Ameerpet, Hyderabad, Andhra Pradesh (hereinafter referred to as the “Company” which expression shall be deemed to include its successors and permitted assigns);
AND
DSP MERRILL LYNCH CAPITAL LIMITED, a company registered under the Companies Act, 1956, with its registered office at 8th Floor, Mafatlal Centre, Nariman Point, Mumbai 400021 (hereinafter referred to as “Facility Provider”, which expression shall be deemed to include its successors and permitted assigns);
The Company and the Facility Provider are together referred to as “Parties” and individually as a “Party”.

WHEREAS the Company filed a scheme under section 391 to 394 of the Companies Act, 1956 before the Andhra Pradesh High Court on April 20, 2010 to issue bonus debentures to all its shareholders as of the Record Date through a restructuring of the general reserves of the Company (the “Scheme”).
WHEREAS the Scheme has been approved by the shareholders of the Company on May 28, 2010, sanctioned by the Andhra Pradesh High Court on July 19, 2010, and permission granted by the Reserve Bank of India (for issuance of the debentures to foreign shareholders) on January 14, 2011.
WHEREAS pursuant to the Scheme, the Company proposed to identify a merchant banker to provide the liquidity facility to the Debenture holders for a limited period by providing the Debenture holders the option to tender their bonus Debentures at a pre-determined fixed price (“Liquidity Facility”) and the Company has identified DSP Merrill Lynch Capital Limited to provide the Liquidity Facility.
WHEREAS DSP Merrill Lynch Capital Limited has agreed to be the provider of the Liquidity Facility, and the Company has agreed to appoint DSP Merrill Lynch Capital Limited as the provider of the Liquidity Facility, subject to and in accordance with the provisions of this Agreement.
WHEREAS DSP Merrill Lynch Capital Limited has authorized Karvy Consultants Limited, under an Agreement dated April 2, 2011 executed between DSP Merrill Lynch Capital Limited and Karvy Consultants Limited for the purpose of aggregation of Debentures held in the physical form.
NOW THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:
ARTICLE 1
1.	DEFINITIONS AND INTERPRETATION
1.1.	Definitions

“Big Share” / “Registrar” shall mean Big Share Services Private Limited, a company incorporated under the Companies Act, 1956, with its registered office at E-2 & 3, Ansa Industrial Estate, Saki-Vihar Road, Sakinaka, Andheri (East), Mumbai — 400 072;

“BSE” shall mean the Bombay Stock Exchange Limited;

“Debenture holders” shall mean the holders of the Debentures;

“Debentures” shall mean 1,015,516,392 unsecured, redeemable, non-convertible, fully paid up bonus debentures of face value of Rs. 5 each issued pursuant to the Scheme;

“Facility Period” shall mean the period of 16 calendar days (including the 9 calendar days allocated for the debenture holders holding debentures in the demat form and the additional 7 calendar days allocated for only the debenture holders holding debentures in the physical form) from the Opening Date during which the Debenture holders shall have the option to tender the Debentures in accordance with the terms of the Letter of Offer;

“Facility Provider” shall mean DSP Merrill Lynch Capital Limited

“Karvy” shall mean Karvy Consultants Limited, a company incorporated under the Companies Act, 1956, with its registered office at, Karvy House, 46, Avenue — 4, Street number - 1, Banjara Hills, Hyderabad, Andhra Pradesh, 500034;

“Letter of Offer” shall mean the offer document to be sent by the Facility Provider to equity shareholders of the Company as on the Record Date, providing the terms of the Liquidity Facility;

“NSE” shall mean the National Stock Exchange of India Limited;

“Opening Date” shall mean the date from which the Liquidity Facility shall commence, as provided in the Letter of Offer;

“RBI” shall mean Reserve Bank of India

“ROC”, shall mean the Registrar of Companies, Andhra Pradesh, Hyderabad;

“SEBI” shall mean the Securities and Exchange Board of India;

“Stock Exchanges” means BSE and/ or NSE; and

“Spot Delivery” shall have the meaning ascribed to it under the Securities Contracts (Regulations) Act, 1957.
1.2.	Interpretation
In the interpretation of this Agreement, unless the context otherwise requires:
(a)
the singular includes the plural and vice versa and in particular (but without limiting the generality of the foregoing) any word or expression defined in the singular has the corresponding meaning used in the plural and vice versa;

(b)	a reference to persons includes natural persons, corporations, limited liability companies, partnerships and other legal entities;

(c)	a reference to any gender includes the other gender;

(d)
a reference to a Section, Article, clause, sub-clause, paragraph, sub-paragraph, Schedule or Recital is a reference to a Section, Article, clause, sub-clause, paragraph, sub-paragraph, Schedule or Recital of this Agreement;

(e)
a reference to any agreement is a reference to that agreement and all exhibits, schedules, appendices incorporated therein, as the same is amended, modified, supplemented, varied, substituted, replaced, renewed or extended from time to time;

(f)	a reference to a statute shall be construed as including all statutory provisions consolidating, amending, modifying, supplementing or replacing the statute referred to;

(g)	the terms “include” and “including” shall be deemed to include the words “without limitation”;

(h)
any reference to a person or entity shall include such person’s and such entity’s successors and permitted assigns, and shall include all natural persons, corporations, companies, limited liability companies, partnerships and other legal entities;

(i)	a reference to “writing” includes printing, typing, lithography and other means of reproducing words in a visible form; and

(j)	date or period set forth in this Agreement shall be such date or period as may be adjusted in accordance with the terms and conditions of this Agreement.

(k)
Capitalized terms used in this Agreement shall have the meaning ascribed to them in this Article or elsewhere in this Agreement. In the event capitalized terms used herein have not been defined herein, they shall have the meaning ascribed to them in the Scheme.

(l)
The headings contained in this Agreement are used solely for convenience and do not constitute a part of this Agreement nor shall such headings be used in any manner to aid in the construction of this Agreement.

ARTICLE 2
2.	LIQUIDITY FACILITY
2.1.
The Company hereby appoints the Facility Provider to provide the Liquidity Facility pursuant to the Scheme and in accordance with this Agreement, and the Facility Provider hereby accepts such appointment subject to the terms and conditions set out in this Agreement.

2.2.	Subject to the provisions of this Agreement including the provisions of Article 3, the Facility Provider shall provide the following services:
(i)	Finalise, in consultation with the Company, the terms of the Liquidity Facility. Provided that the terms of the Liquidity Facility shall be as contained in the Letter of Offer;

(ii)	Prepare, in consultation with the Company, the Letter of Offer and circulate the same to all debenture holders of the Company, who have been allotted debentures pursuant to the Scheme;

(iii)	Notify the necessary authorities regarding the Liquidity Facility and obtain their approval for offering the Liquidity Facility, if applicable;

(iv)	Take all actions necessary, with the reasonable assistance of the Company, for providing the Liquidity Facility to the Debenture holders pursuant to the Scheme; and

(v)	The Facility Provider shall provide services under this Agreement by itself and / or through Karvy, in accordance with the provisions as contained in this Agreement, and the Letter of Offer

(vi)
The Facility Provider has authorized Karvy as an intermediary for the purpose of aggregation of Debentures held in the physical form. For the avoidance of doubt, it is clarified that notwithstanding the appointment of such intermediary, the Facility Provider shall have the primary responsibility and obligation to the Company for provision of the Liquidity Facility to the holders of Debentures in physical form.

2.3.	The Parties agree that the Liquidity Facility Provider shall, and shall ensure that Karvy shall purchase Debentures from the respective Debenture Holders, on a Spot Delivery basis.
2.4.
The Parties agree that the obligation of the Facility Provider to provide the Liquidity Facility would be subject to and only to the extent permitted by applicable law. The number of Debentures that will be purchased by the Facility Provider shall be subject to the single borrower limits applicable to non-deposit taking systemically important non-banking financial company prescribed by the RBI from time to time. Once this limit is reached, the Facility Provider shall not make any further purchases of Debentures unless and until it has been able to first sell off the acquired Debentures, and only to the extent such Debentures have been sold. The Facility Provider undertakes to disclose the same in the Letter of Offer.

2.5.
Notwithstanding anything to the contrary contained in this Agreement, the Facility Provider acknowledges and agrees that it has the primary responsibility for provision of the Liquidity Facility to all Debenture holders and shall be solely responsible for all acts, deeds and things done/ omitted to be done, by itself or by Karvy in relation to the Liquidity Facility, including for the purpose of aggregating of Debentures held in physical form.

2.6.	Fees & Expenses

No fees shall be payable by the Company to the Facility Provider or Karvy for the services provided under this Agreement except for reimbursement of reasonable out of pocket expenses of the Facility Provider on submission of copies of the bills in relation to the Liquidity Facility which shall be borne by the Company (but excluding any legal fees paid to the legal counsels of the Facility Provider, stamp duty payable for transfer of debentures, any taxes arising out of the sale of purchased debentures, any payment or expenses of Karvy and any other statutory payment that the Facility Provider may be required to pay for offering the Liquidity Facility).

ARTICLE 3
3.	CONDITIONS PRECEDENT

3.1.	The obligations of the Facility Provider under this Agreement are subject to the satisfaction of the following conditions prior to the Opening Date:
(i)
There shall not have occurred any regulatory or policy change or any order or directive from the ROC, SEBI, BSE, NSE or any other governmental, regulatory or judicial authority that prohibits or makes it impracticable to provide the Liquidity Facility or to redeem Debentures or sell the Debentures, acquired under the Liquidity Facility.

(ii)
All applicable regulatory requirements (including receipt of all necessary approvals) and all applicable laws, regulations and guidelines in respect of the issuance, allotment and listing of the Debentures and effectiveness of the Scheme have been completed and/or complied with by the Company to the satisfaction of the Facility Provider. The requisite approvals have been listed in “Annexure A”, to this Agreement.

(iii)
The representations and warranties of the Company contained in this Agreement shall have been true and correct as of the date hereof, shall be true and correct as of the Opening Date and shall continue to remain true and correct until closure of the Facility Period.

(iv)	The Facility Provider shall have received evidence satisfactory to it that the Debentures have been listed on the Stock Exchanges.

(v)
Prior to the Opening Date, the Company shall have furnished to the Facility Provider such further information, certificates, documents and materials related to of Debentures as the Facility Provider shall reasonably request in writing not less than 7 days prior to the Opening Date including but not limited to all information deemed necessary by the Facility Provider to be included in the Letter of Offer, provided such information is available with the Company. The Company shall intimate the Facility Provider of any changes to the information provided under this clause until closure of the Facility Period.

3.2.
The Facility Provider shall not be obliged to provide the Liquidity Facility unless on the Opening Date the Company provides a certificate confirming that all the conditions precedent provided in clause 3.1 have been satisfied (unless waived in writing by the Facility Provider immediately prior to the Opening Date) and that the information and documentation provided by the Company pursuant to Clause 3.1(v) above continues to remain true and correct in all material respects.

3.3.
The Facility Provider agrees and undertakes that so long as the Conditions Precedent as set out in Clauses 3.1 and 3.2 above have been fulfilled and satisfied, the Facility Provider shall not withdraw the Liquidity Facility, subject to the applicable Single Borrower Limit prescribed by the RBI for systemically important non-deposit taking non-banking financial companies, from time to time.

ARTICLE 4
4.	REPRESENTATIONS, WARRANTIES, COVENANTS AND UNDERTAKINGS

4.1.	Company Representations and Warranties
(i)	The Company hereby represents, warrants and undertakes to the Facility Provider that:
(a)
It has the requisite legal capacity, power and authority to execute, deliver and perform its obligations hereunder, and all action necessary for the due execution, delivery and performance of this Agreement by it has been duly and effectively taken;

(b)
It is a company validly existing and in good standing under the laws of India and is duly authorised, to the extent necessary, to do business in each other jurisdiction where the character of its properties or the nature of its activities make such qualification necessary;

(c)
there are no actions, suits or proceedings pending against or, to the Company’s knowledge, threatened against the Company before any court, Government Agency, administrative body or arbitral tribunal with jurisdiction over Company, its property or business which materially adversely affect the liability of Company to meet and carry out its obligations under the Scheme or this Agreement;

(d)
the execution, delivery and performance of this Agreement will not (i) constitute a violation of any statute, judgment, order or decree of any court, Government Agency, administrative body or arbitral tribunal applicable to the Company, its property or its business or (ii) contravene or violate its charter documents,;

(e)	no charge, security interest or other encumbrance exists over the Debentures issued by it; and

(f)	The Company is duly authorised to issue the Debentures and the Debentures have been validly issued and allotted under applicable law.

4.2.	Company Undertakings
(i)	Subject to applicable law, the Company undertakes and agrees, during the term of the Agreement:
(a)	to take all reasonable actions to facilitate the Facility Provider to provide the services contemplated under this Agreement;

(b)	to abide by the terms of issuance of the Debentures and not modify/redeem/buy-back the same without the prior permission of the Facility Provider, during the tenure of the Liquidity Facility.

(c)
to provide the Facility Provider with any material information regarding the Debentures or the Debenture holders; and any other information it may reasonably request in writing for the purpose of carrying out its services under this Agreement or preparing the Letter of Offer, to the extent available with the Company; and

(d)
to take such actions as are required to be undertaken by it under applicable law to dematerialise all such physical Debenture certificates acquired by the Facility Provider, upon receiving a written request and requisite documents from the Facility Provider or its depository participant for the same.

(e)
to take all the necessary steps requisite for the purposes of ensuring that the permits and consents which have been obtained by the Company for the purpose of issuance of Debentures, shall continue to be valid and enforceable till closing of the Facility Period.

(f)
To take all necessary steps, subject to the requisite documentation being provided to the Company, for the purpose of registering the transfer of physical Debentures in the name of Karvy and thereafter in the name of the Facility Provider.

4.3.	Facility Provider Representations and Warranties
(i)	The Facility Provider hereby represents, warrants and undertakes to the Company that:
(a)	It has made all requisite arrangements to ensure that it can fulfill the obligations undertaken under this Agreement;

(b)
It has all requisite legal capacity, power and authority to execute, deliver and perform its obligations hereunder, and all action necessary for the due execution, delivery and performance of this Agreement by it has been duly and effectively taken;

(c)
It is a company validly existing and in good standing under the laws of India and is duly authorised, to the extent necessary, to do business in each other jurisdiction where the character of its properties or the nature of its activities make such qualification necessary.

(d)
there are no actions, suits or proceedings pending or to the Facility Provider’s knowledge, threatened against or affecting the Facility Provider before any court, Government agency, administrative body or arbitral tribunal with jurisdiction over Facility Provider, its property or business, which might materially adversely affect the liability of Facility Provider to meet and carry out its obligations under this Agreement.

(e)
the execution, delivery and performance of this Agreement by the Facility Provider has been duly authorised by all requisite action, and will not (i) constitute a violation of any law, statute, judgment, order or decree of any court, Government Agency, administrative body or arbitral tribunal or the orders, guidelines, policies, directives or any other requirements of any regulatory authority applicable to or with jurisdiction over the Facility Provider, its property or its business or (ii) contravene or violate its charter documents or (iii) cause a breach of any provision of, or constitute a default under, any material agreement, document or instrument to which it is a party or by which it or its property may be bound;

(f)	no further consents, including any consents of any third party, are required to be taken by the Facility Provider for performing or fulfilling its obligations under this Agreement; and

(g)
it has the requisite assets and liquidity to perform its obligations under this Agreement and that no charge, lien or encumbrance has been created over the assets of the Facility Provider which shall in any manner impede, hinder or otherwise restrict / limit the performance of the Facility Provider of its obligation set out under this Agreement.

4.4.	Facility Provider’s Undertakings
(i)	The Facility Provider hereby undertakes and agrees:
(a)	that it shall undertake the service of providing Liquidity Facility in accordance with applicable law, Scheme, the Letter of Offer, this Agreement;

(b)
to consult the Company in determining the price of the Debentures for the Liquidity Facility and the terms and conditions of the Liquidity Facility and the Letter of Offer, and to incorporate the suggestions of the Company in good faith;

(c)
that it shall not disclose to any third party or otherwise use any information provided by the Company pursuant to or under this Agreement or for any purposes related to this Agreement other than for the specific purpose for which such information was provided. In case, the Facility Provider is required to disclose such information by any regulatory authority, it shall inform the company in writing and discuss the same with the Company before sharing such information.;

(d)	in providing the services under this Agreement, it shall use reasonable care and act with due diligence;

(e)
if Karvy fails to make payment to the Debenture holders in terms of the Letter of Offer, the Facility Provider shall compensate such Debenture holders. The compensation shall be restricted to an amount equal to the consideration payable towards acquisition of the aforementioned Debentures.

(f)
This Liquidity Facility is solely made by the Facility provider and the Company is in no way responsible for payment of consideration to the Debenture Holders, who tender their Debentures in terms of this Offer whether to the Facility Provider or Karvy.

(g)
It shall, and shall ensure that Karvy completes purchases of Debentures from the Debenture holders on a Spot Delivery basis and agrees that it shall solely be responsible and liable for ensuring that all actions required to be undertaken by the Facility Provider or Karvy to complete such purchases from the Debenture holders on a Spot Delivery basis are so undertaken and completed, by Karvy and the Facility Provider.

ARTICLE 5
5.	Term
5.1.
This Agreement shall remain applicable and in full force and effect till the earlier of (1) the end of the Facility Period; or (2) its termination in accordance with clause (ii) below; or (iii) non-fulfillment of the conditions specified in clause 3 (unless waived in writing by the Facility Provider) prior to the Opening Date.

5.2.	This Agreement may be terminated prior to the Opening Date, after giving 5 days notice:
5.2.1	By either Party
(i)	upon the issuance to the other Party of any judgment, order, instruction or writ that would prevent the consummation of the actions contemplated under this Agreement;

(ii)
upon a material breach of any representation, warranty, covenant, obligation or agreement on the part of the other Party set forth in this Agreement, and if such breach remains uncured for a period of 30 days after notice thereof has been given by the first mentioned Party to the defaulting Party;

(iii)
if the other Party has voluntarily or involuntarily become the subject of proceedings under any bankruptcy or insolvency law and such proceeding is admitted by the court or such Party is voluntarily or involuntarily dissolved;

(iv)	if the other Party is unable to or has admitted in writing its inability to pay its debts as they mature;

(v)	if a receiver or a liquidator has been appointed or allowed to be appointed of all or any part of the undertaking of the other Party;

(vi)	if the other Party ceases or threatens to cease to carry on its business or gives notice of its intention to do so;
5.2.2	By the Company
(i)	if any regulatory or governmental authority initiates any investigations, probes, or audits against the Facility Provider;

5.2.3	By the Facility Provider
(i)	if the credit rating of the Company is downgraded from the current rating of LAA+ assigned by ICRA (during the currency of the facility);

(ii)	if trading of the Company’s securities on any of the BSE or the NSE, has been suspended by any of these exchanges or any other applicable governmental authority;

(iii)	if a general banking moratorium shall have been declared by Indian, United Kingdom, United States Federal or New York State authorities;

(iv)
if there shall have occurred any material adverse change in the financial markets in India, or any outbreak of hostilities or escalation thereof involving the United States, United Kingdom or India, in each case the effect of which event, singularly or together with any other such event, is such as to make it impracticable to provide the Liquidity Facility; and

(v)
if there shall have occurred any regulatory or policy change or any order or directive from SEBI, the ROC, the NSE, the BSE or any Indian governmental or judicial authority that, is material and adverse and that makes it impracticable to provide the Liquidity Facility.

5.3.	Upon termination of this Agreement all rights and obligations of the Parties under this Agreement shall terminate subject to the provisions of Article 9.7.

5.4
Termination of this Agreement for any cause whatsoever shall not relieve either Party hereto of any liability, which at the time of termination has already accrued to the other Party hereto, or which may, thereafter, accrue in respect of any act or omission prior to such termination.

ARTICLE 6
6.	INDEMNITY
6.1.
The Company (“Indemnifying Party”) shall indemnify and keep the Facility Provider (and its directors, officers and employees) (each an “Indemnified Party”), indemnified and hold each of them harmless from and against any and all direct losses, liabilities, claims, actions, damages, fees and expenses claimed (including lawyers’ fees and disbursements) (together, “Claims”), arising out of or in connection with the breach of the representations, and warranties by the Indemnifying Party as specifically set out in this Agreement. Provided that, the Indemnifying Party shall not liable to indemnify the Indemnified Party on account of claims suffered due to: (a) a loss incurred on account of market fluctuations in the price of the Debentures or on account of providing the Liquidity Facility; (b) a breach of the provisions of the Agreement by the Indemnified Party; and (c) any agreement entered into by the Indemnified Party to which the Indemnifying Party is not a party.

6.2
The terms of the Indemnity hereunder shall survive and continue to be in full force and effect from the execution date and up to the date on which the physical Debentures, so acquired are registered in the name of the Facility Provider or up to seven (7) Business Days from the date of closure of the Facility Period, whichever is earlier.

ARTICLE 7
7.	STATEMENT OF DISPUTES AND ARBITRATION
7.1.	Arbitration
(i)
In the event a dispute arises out of or in relation to or in connection with the interpretation or implementation of this Agreement, the Parties (“Disputing Parties”) shall attempt in the first instance to resolve such dispute through friendly consultations between the Disputing Parties. If the dispute is not resolved through friendly consultations within seven (7) business days after commencement of discussions (or such longer period as the Disputing Parties may agree to in writing) then either of the Disputing Parties may by notice in writing to each other, refer the dispute for resolution by binding arbitration in accordance with the Arbitration and Conciliation Act, 1996, as amended.

(ii)
The Facility Provider shall appoint one arbitrator. The Company shall appoint one arbitrator. The two arbitrators so appointed shall appoint one more arbitrator so that the total number of arbitrators shall be three. In the event of a Party failing to appoint an arbitrator or the arbitrators failing to appoint the third arbitrator as provided hereinbefore, such arbitrator(s) shall be appointed in accordance with the Arbitration and Conciliation Act, 1996, as amended. The arbitration proceedings shall take place in Mumbai and shall be governed by the laws of India. The Parties shall share the costs of such arbitration proceedings equally unless otherwise awarded or fixed by the arbitral tribunal.

(iii)
Any reference made to the Arbitration Tribunal under this Agreement shall not affect the performance of terms, other than the terms related to the matter under arbitration, by Parties under this Agreement.

7.2.	This Agreement shall be governed by the laws of India and as such, the courts of India shall have absolute jurisdiction to entertain any and all grievances which may arise from the Arbitration award.
ARTICLE 8
8.	NOTICES
8.1.
All notices and other communications, which are required and permitted hereunder, shall be in writing and sufficient if delivered personally, or sent by registered or certified mail or fax addressed as follows:

If to Company:
Attention:
Fax No:
Telephone No:
If to the Facility Provider:
Attention:
Fax No:
Telephone No:

ARTICLE 9
9.	MISCELLANEOUS

9.1.	Amendment and Waiver

No amendment or waiver of any provision of this Agreement shall in any event be effective unless the same is mutually agreed and signed by the Parties and documented by means of an exchange of letters/ an agreement, and such amendment or waiver shall be effective only for the specified instance and purpose for which it is given and all other provisions not otherwise specifically affected by the amendment or waiver of this Agreement shall remain in full force.

9.2.	Change of Address

Any Party may by written notice change its addresses and/or addressees to which any notices or communications hereunder are to be delivered or mailed.

9.3.	Remedies Cumulative

All remedies afforded to the Parties under this Agreement shall be taken and construed as cumulative and in addition to every other remedy provided herein or available to a Party under law or in equity.

9.4.	No Third Party Beneficiaries

This Agreement is intended solely for the benefit of the Parties. Nothing in this Agreement shall be construed to create any duty to, standard of care with reference to, or any liability to, any person not a Party to this Agreement nor does this Agreement confer any right whatsoever on any third party to bring an action.

9.5.	Relationship of the Parties

Each Party shall be individually and severally liable for its respective obligations under this Agreement. In addition, this Agreement shall not be interpreted or construed to create as association, joint venture, or partnership between the Parties or to impose any partnership obligation or liability upon either Party. The execution of this Agreement does not create any fiduciary or agency relationship between the Parties.

9.6.	Survival

The provisions of Articles 7, 8 and 9.6 shall survive any termination of this Agreement.

9.7.	Language

The language which governs the interpretation of this Agreement shall be English. All documents, notices, waivers and all other communications written or otherwise between the Parties in connection with this Agreement (including without limitation any dispute resolution proceedings) shall be in English.

9.8.	Entirety

This Agreement and any attachment hereto are intended by the Parties as the final expression of their agreement with respect to the subject matter hereof and are intended as a complete and exclusive statement of the terms of such agreement. All prior written or oral understandings, offers or other communications of any kind are hereby superseded, abrogated and withdrawn.

9.9.	Invalidity

If at any time any provision of this Agreement becomes illegal, invalid or unenforceable in any respect under any applicable law, then that shall not affect or impair the legality, validity or enforceability of any other provision of this Agreement.

9.10.	Assignment

Neither Party may assign its rights or obligations hereunder except with the prior written consent of the other.

9.11.	Successors and Assigns

This Agreement shall be binding upon, and inure to the benefit of, the Parties and their respective successors and permitted assigns.

9.12.	Counter Parts

This Agreement is signed in duplicate, equally authentic, one each for the Facility Provider and the Company.
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[Signature page follows]

IN WITNESS WHEREOF the Parties hereto have executed this Agreement through their authorized representatives on the day, month and year first above mentioned in the presence of:

Dr. Reddy’s Laboratories Limited		DSP Merrill Lynch Capital Limited

By:	/s/ K. Ganesh	By:	/s/ Wzlson Lasrado	/s/ Naresh Shah
	Name: K. Ganesh		Name: Wzlson Lasrado	Naresh Shah
	Title: Vice President — Finance		Title:

WITNESS		WITNESS

By:		By:
	Name:		Name:
	Title:		Title:

Annexure A
Approvals required
1.	Board resolution authorizing the issuance of Debentures pursuant to the Scheme;

2.	Shareholders resolution approving the Scheme of the Company;

3.	Approvals from the Stock Exchanges for listing the Debentures;

4.	A copy of the Order passed by the Andhra Pradesh High Court on July 19, 2010;

5.	Permission granted by the Reserve Bank of India (for issuance of the debentures to foreign shareholders) on January 14, 2011;

6.	Board resolution appointing DSP Merrill Lynch Capital Limited as the Liquidity Facility Provider; and

7.	NOC from the Income Tax department for the Scheme.